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                                                                     EXHIBIT 3.1

                   STATEMENT OF THE RIGHTS AND PREFERENCES OF
                     SERIES D CONVERTIBLE PREFERRED STOCK OF
                             CAYENNE SOFTWARE, INC.


         Section 1. DESIGNATION, AMOUNT AND PAR VALUE. The series of preferred stock shall be designated as the Series D Convertible Preferred Stock (the "Preferred Stock"), and the number of shares so designated shall be 300,000 (which shall not be subject to increase without the written consent of the holders thereof). Each share of Preferred Stock shall have a par value of $1.00 per share and a stated value of $20.00 per share (the "Stated Value").

         Section 2. DIVIDENDS.

         A. Holders of Preferred Stock (the "Holders") shall be entitled to receive, when and as declared by the Board of Directors of the Company (the "Board of Directors") out of funds legally available therefor, and the Company shall pay, cumulative dividends at the rate per share (as a percentage of the Stated Value per share) equal to 5% per annum, payable, at the Company's option, in cash or shares of Common Stock, in arrears at such time as the Company shall determine, but in no event later than the Conversion Date (as hereinafter defined). Dividends on the Preferred Stock shall accrue daily commencing the Original Issue Date (as defined in Section 7), and shall be deemed to accrue on such date whether or not earned or declared and whether or not there are profits, surplus or other funds of the Company legally available for the payment of dividends. The party that holds the Preferred Stock on an applicable record date for any dividend payment will be entitled to receive such dividend payment and any other accrued and unpaid dividends which accrued prior to such dividend payment date, without regard to any sale or disposition of such Preferred Stock subsequent to the applicable record date but prior to the applicable dividend payment date. Except as otherwise provided herein, if at any time the Company pays less than the total amount of dividends then accrued on account of the Preferred Stock, such payment shall be distributed ratably among the holders of the Preferred Stock based upon the number of shares held by each holder. Payment of dividends on the Preferred Stock is further subject to the provisions of
Section 5(c)(iv).

         B. Notwithstanding anything to the contrary contained herein, the Company may not issue shares of Common Stock in payment of dividends on the Preferred Stock if:

                  1. the number of shares of Common Stock at the time authorized, unissued and unreserved for all purposes, or held as treasury stock, is insufficient to issue such dividends in shares of Common Stock;

                  2. the shares of Common Stock to be issued in respect of such dividends are not registered for resale pursuant to an effective registration statement that names the recipient of such dividend as a selling stockholder thereunder; or
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                  3. the shares of Common Stock to be issued in respect of such dividends are not listed on the Nasdaq National Market, and any other exchange on which the Common Stock is then listed for trading.

         C. So long as any Preferred Stock shall remain outstanding, neither the Company nor any subsidiary thereof shall without the prior written consent of all the Holders redeem, purchase or otherwise acquire directly or indirectly any Junior Securities (as defined in Section 7), nor shall the Company directly or indirectly pay or declare any dividend or make any distribution (other than a dividend or distribution described in Section 5) upon, nor shall any distribution be made in respect of, any Junior Securities, nor shall any monies be set aside for or applied to the purchase or redemption (through a sinking fund or otherwise) of any Junior Securities unless all dividends on the Preferred Stock for all past dividend periods shall have been paid.

         Section 1. VOTING RIGHTS. Except as otherwise provided herein and as otherwise required by law, each holder of Preferred Stock shall be entitled to vote on all matters submitted to the shareholders of the Corporation for their consideration and shall be entitled to cast that number of votes equal to the largest number of whole shares of Common Stock into which such holder's shares of Preferred Stock could be converted, pursuant to the provisions of Section 5 hereof, at the record date for the determination of shareholders entitled to vote on such matter. Except as otherwise required by law or expressly provided herein, the holders of shares of Preferred Stock, Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Common Stock shall vote together as a single class on all matters submitted to the shareholders of the Corporation for their consideration. So long as any shares of Preferred Stock are outstanding, the Company shall not, without the affirmative vote of the holders of a majority of the shares of the Preferred Stock then outstanding, alter or change adversely the powers, preferences or rights given to the Preferred Stock or authorize or create any class of stock ranking as to dividends or distribution of assets upon a Liquidation (as defined in Section 4) senior to, prior to or pari passu with the Preferred Stock.

         Section 2. LIQUIDATION. Upon any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary (a "Liquidation"), the holders of Preferred Stock shall be entitled to receive out of the assets of the Company, whether such assets are capital or surplus, for each share of Preferred Stock an amount equal to the Stated Value plus all accrued but unpaid dividends per share, whether declared or not, before any distribution or payment shall be made to the holders of any Junior Securities, and if the assets of the Company shall be insufficient to pay in full such amounts, then the entire assets to be distributed shall be distributed among the holders of Preferred Stock ratably in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full. A sale, conveyance or disposition of all or substantially all of the assets of the Company or the effectuation by the Company of a transaction or series of related transactions in which more than 50% of the voting power of the Company is disposed of, or a consolidation or merger of the Company with or into any other company or companies shall not be treated as a Liquidation, but instead shall be subject to the provisions of
Section 5. The Company shall mail written notice of any such Liquidation, not less than 45 days prior to the payment date stated therein, to each record holder of Preferred Stock but after public disclosure of the event.
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         Section 3. CONVERSION.

         D.(i) Each share of Preferred Stock shall be convertible into shares of Common Stock (subject to reduction pursuant to Sections 5(a)(iii) and 5(a)(iv), at the Conversion Ratio (as defined in Section 7) at the option of the holder in whole or in part at any time after the Original Issue Date. The holder shall effect conversions by giving the form of conversion notice attached hereto as Exhibit A (the "Holder Conversion Notice"), with prompt delivery thereafter of the certificate or certificates for the Preferred Stock being converted. Each Holder Conversion Notice shall specify the number of shares of Preferred Stock to be converted and the date on which such conversion is to be effected, which date may not be prior to the date the holder delivers such Holder Conversion Notice by facsimile (the "Holder Conversion Date"). If no Holder Conversion Date is specified in a Holder Conversion Notice, the Holder Conversion Date shall be the date that the Holder Conversion Notice is deemed delivered pursuant to
Section 5(h). Subject to Sections 5(b), 5(a)(iii) and 5(a)(iv), each Holder Conversion Notice, once given, shall be irrevocable. If the holder is converting less than all shares of Preferred Stock represented by the certificate or certificates tendered by the holder with the Holder Conversion Notice, the Company shall within three (3) business days deliver to such holder a certificate for such number of shares of Preferred Stock as have not been converted. A Holder Conversion Notice shall not be effective unless and until the Holder has satisfied all pre-conditions to conversion applicable to that Holder under the provisions of the Purchase Agreement relating to the original issue of the shares to be converted.

               (ii) Subject to the conditions set forth in this
Section 5(a)(ii), all outstanding and unconverted shares of Preferred Stock may be converted, at the option of the Company, into shares of Common Stock (subject to reduction pursuant to Sections 5(a)(iii) and 5(a)(iv)) at the Conversion Ratio on or after the second anniversary of the date on which the Underlying Securities Registration Statement (as defined in Section 7) has been declared effective by the Securities and Exchange Commission (the "Commission"), provided, that at all times from the date of the Company Conversion Notice (as defined below) to the Company Conversion Date ( as defined below) such Underlying Securities Registration Statement is effective and the Underlying Shares (as defined in Section 7) are listed on the Nasdaq National Market or Nasdaq SmallCap Market and each other securities exchange or market on which the Common Stock is then listed. The conversion date for any conversion pursuant to this Section 5(a)(ii) (the "Company Conversion Date") shall be not earlier than 20 days nor later than 5 days prior to the date on which the Company shall deliver to the holders of such outstanding and unconverted shares of Preferred Stock a notice of such conversion in the form attached hereto as Exhibit B (the "Company Conversion Notice"). A Holder Conversion Date and a Company Conversion Date are sometimes collectively referred to herein as the "Conversion Date" and a Holder Conversion Notice and a Company Conversion Notice are sometimes collectively referred to as a "Conversion Notice." Any conversion pursuant to this Section 5(a)(ii) shall be subject to Section 5(b) with respect to consequences of the Company's failure to deliver shares of Common Stock in respect of a conversion under this Section and to Sections 5(a)(iii) and 5(a)(iv). Nothing in this paragraph shall be construed to alter or restrict the right of any Holder to convert any share of Preferred Stock at any time.
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               (iii) Certain Regulatory Approval. If on the Conversion Date
applicable to any conversion under this Section 5(a), (A) the Common Stock is then listed for trading on the Nasdaq National Market or the American Stock Exchange or if the rules of the Nasdaq Stock Market are hereafter amended to extend Rule 4460(i) promulgated thereby (or any successor or replacement provision thereof) to the Nasdaq SmallCap Market and the Common Stock is then listed for trading on such market and (B) the Conversion Price then in effect is such that the aggregate number of shares of Common Stock that would then be issuable upon conversion of all shares of Preferred Stock submitted for conversion on that Conversion Date, together with any shares of Common Stock previously issued upon conversion of Preferred Stock and exercise of any warrant issued in connection with issue of the Preferred Stock, would equal or exceed 20% of the number of shares of Common Stock outstanding on the Original Issue Date (the "Issuable Maximum"), and the Company has not previously obtained "Shareholder Approval" (as defined below), then the Company shall issue to the converting Holder of the Preferred Stock an amount of shares of Common Stock equal to the Issuable Maximum, such amount to be calculated based on each Holder's percentage of total number of Preferred Shares outstanding on the Original Issue Date, and, with respect to any shares of Common Stock that would be issuable to such Holder in respect of the Conversion Notice at issue in excess of the Issuable Maximum, the converting Holder shall have the option to require the Company, either (1) as promptly as possible, but in no event later than 60 days after such Conversion Date, to convene a meeting of the holders of the Common Stock and obtain the Shareholder Approval or (2) to redeem, from funds legally available therefor at the time of such redemption, the balance of the Preferred Stock subject to such Conversion Notice at a price per share equal to the product of (i) the average Per Share Market Value for the ten (10) Trading Days immediately preceding (1) the Conversion Date or (2) the date of payment in full by the Company of such redemption price, whichever is greater, and (ii) the Conversion Ratio calculated on (1) the Conversion Date or (2) calculated as if the Conversion Date (for purposes of determining the Conversion Price) were the date of payment by the Company of such redemption price, whichever date yields a lower Conversion Price denominator for the determination of the Conversion Ratio; provided, however, that if the Holder shall elect to require the Company to obtain Shareholder Approval under paragraph (1) above and the Company fails for any reason to obtain such Shareholder Approval within the time period set forth in (1) above, the Company shall be obligated to redeem the Preferred Stock not converted as a result of the provisions of this Section in accordance with the provisions of paragraph (2) above, and in such case the interest contemplated by the immediately succeeding sentence shall be deemed to accrue from the Conversion Date. If the Company fails for any reason to pay the redemption price under (2) above within seven days after the Conversion Date, the Company will pay interest on such redemption price at a rate of 0.2% per day to the converting holder of Preferred Stock, accruing from the Conversion Date until the redemption price plus any accrued interest thereon is paid in full. The entire redemption price, including interest thereon, shall be paid in cash. "Shareholder Approval" means the approval by a majority of the total votes cast on the proposal, in person or by proxy, at a meeting of the shareholders of the Company held in accordance with the Company's Articles of Organization and by-laws, of the issuance by the Company of shares of Common Stock exceeding the Issuable Maximum as a consequence of the conversion of Preferred Stock into Common Stock or the exercise of Warrants to purchase Common Stock at a price less than the greater of the book or market value on the Original Issue Date as and to the extent required pursuant to Rule 4460(i) of the Nasdaq Stock Market or Rule
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713 of the American Stock Exchange (or any successor or replacement provision thereof), as applicable.

               (iv) If on any Conversion Date, within one year after the Original Issue Date, applicable to a conversion under Section 5(a), the average Per Share Market Value for the ten Trading Days immediately preceding the date of the applicable notice of conversion exceeds the Initial Conversion Price (defined in Section 5(c)(i)) by more than 50%, the Conversion Price otherwise applicable to such conversion or repayment shall be increased by an amount equal to 50% of the difference between (A) the average Per Share Market Value for the ten Trading Days immediately preceding such notice date, and (B) 150% of the Initial Conversion Price. In the event that any increase may be required by this paragraph, the Company will give the Holder notice by telephone, confirmed promptly in writing, before effecting the Conversion.

         E. Not later than three Trading Days after the Conversion Date, the Company will deliver to the Holder (i) a certificate or certificates which shall be free of restrictive legends and trading restrictions (other than those then required by law and as set forth in the Purchase Agreement) representing the number of shares of Common Stock being acquired upon the conversion of shares of Preferred Stock (subject to reduction pursuant to Section 5(a)(iii)) and (ii) one or more certificates representing the number of shares of Preferred Stock not converted; provided, however, that the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon conversion of any shares of Preferred Stock until certificates evidencing such shares of Preferred Stock are either delivered for conversion to the Company or any transfer agent for the Preferred Stock or Common Stock, or the holder of such Preferred Stock notifies the Company that such certificates have been lost, stolen or destroyed and provides a bond (or other adequate security reasonably acceptable to the Company) reasonably satisfactory to the Company to indemnify the Company from any loss incurred by it in connection therewith. The Company shall, upon request of the holder of the Preferred Stock, use its best efforts to deliver any certificate or certificates required to be delivered by the Company under this Section. If such certificate or certificates are not delivered by the date required under this Section 5(b), the holder shall be entitled by written notice to the Company at any time on or before its receipt of such certificate or certificates thereafter, to rescind such conversion, in which event the Company shall immediately return the certificates representing the shares of Preferred Stock tendered for conversion. If the Company fails to deliver to the Holder such certificate or certificates pursuant to this Section, including for purposes hereof, any shares of Common Stock to be issued on the Conversion Date on account of accrued but unpaid dividends hereunder, by the seventh Trading Day after the Conversion Date, the Company shall pay to such holder, in cash, $1,500 for each such Subsequent Trading Day after the Conversion Date until such certificates are delivered, which amount may be applied as a reduction of any other amount then or thereafter owed by the Company to the Holder as a result of its failure to deliver. If the Company fails to deliver to the Holder such certificate or certificates pursuant to this Section prior to the 30th day after the Conversion Date, the Company shall, at the Holder's option (i) redeem, from funds legally available therefor at the time of such redemption, such number of shares of Preferred Stock then held by such Holder, as requested by such Holder, and (ii) pay all accrued but unpaid dividends on account of the Preferred Stock for which the Company shall have failed to issue Common Stock certificates hereunder, in cash. The redemption price per share shall be equal to the product of
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(A) the average Per Share Market Value for the ten (10) Trading Days immediately preceding (1) the Conversion Date or (2) the date of payment in full by the Company of such redemption price, whichever is greater, and (ii) the Conversion Ratio calculated on (1) the Conversion Date or (2) calculated as if the Conversion Date (for purposes of determining the Conversion Price) were the date of payment by the Company of such redemption price, whichever date yields a lower Conversion Price denominator for the determination of the Conversion
Ratio. If the Holder has requested that the Company redeem shares of Preferred Stock pursuant to this Section and the Company fails for any reason to pay the redemption price under (2) above within seven days after such notice, the Company will pay interest on the redemption price at a rate of 0.2% per day, in cash to such Holder, accruing from such seventh day until the redemption price and any accrued interest thereon is paid in full.

         F.(i) The conversion price for each share of Preferred Stock (the "Conversion Price") in effect on any Conversion Date shall be the lesser of (a) the lower of (1) the average Per Share Market Value for the ten (10) Trading Days immediately preceding the Original Issue Date and (2) the lower of (x) the average Per Share Market Value for the ten (10) Trading Days immediately preceding any issuance of Common Stock or Common Stock equivalent by the Company within 90 days of the Original Issue Date and (y) the price at which the Common Stock is so issued or may be issued on conversion or exercise of the Common Stock equivalent (the "Initial Conversion Price"), and (b) the average of the five lowest Per Share Market Values during the thirty (30) consecutive Trading Days immediately preceding such Conversion Date.

               (ii) If the Company, at any time while any shares of Preferred Stock are outstanding, (a) shall pay a stock dividend or otherwise make a distribution or distributions on shares of its Junior Securities payable in shares of Common Stock, (b) subdivide outstanding shares of Common Stock into a larger number of shares, (c) combine outstanding shares of Common Stock into a smaller number of shares, or (d) issue by reclassification of shares of Common Stock any shares of capital stock of the Company, the Initial Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding before such event and of which the denominator shall be the number of shares of Common Stock outstanding after such event. Any adjustment made pursuant to this Section 5(c)(ii) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

               (iii) If the Company, at any time while any shares of Preferred Stock are outstanding, shall issue rights or warrants to all holders of Common Stock entitling them to subscribe for or purchase shares of Common Stock at a price per share less than the Per Share Market Value of Common Stock at the record date mentioned below, the Initial Conversion Price shall be multiplied by a fraction, of which the denominator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding on the date of issuance of such rights or warrants plus the number of additional shares of Common Stock offered for subscription or purchase, and of which the numerator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding on the date of issuance of such rights or warrants
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plus the number of shares which the aggregate offering price of the total number of shares so offered would purchase at such Per Share Market Value. Such adjustment shall be made whenever such rights or warrants are issued, and shall become effective immediately after the record date for the determination of stockholders entitled to receive such rights or warrants. However, upon the expiration of any right or warrant to purchase Common Stock the issuance of which resulted in an adjustment in the Initial Conversion Price pursuant to this
Section 5(c)(iii), if any such right or warrant shall expire and shall not have been exercised, the Initial Conversion Price shall immediately upon such expiration be recomputed and effective immediately upon such expiration be increased to the price which it would have been (but reflecting any other adjustments in the Initial Conversion Price made pursuant to the provisions of this Section 5 after the issuance of such rights or warrants) had the adjustment of the Initial Conversion Price made upon the issuance of such rights or warrants been made on the basis of offering for subscription or purchase only that number of shares of Common Stock actually purchased upon the exercise of such rights or warrants actually exercised.

               (iv) If the Company, at any time while shares of Preferred Stock are outstanding, shall distribute to all holders of Common Stock (and not to holders of Preferred Stock) evidences of its indebtedness or assets or rights or warrants to subscribe for or purchase any security (excluding those referred to in Sections 5(c)(ii) and (iii) above), then in each such case the Initial Conversion Price at which each share of Preferred Stock shall thereafter be convertible shall be determined by multiplying the Initial Conversion Price in effect immediately prior to the record date fixed for determination of stockholders entitled to receive such distribution by a fraction of which the denominator shall be the Per Share Market Value of Common Stock determined as of the record date mentioned above, and of which the numerator shall be such Per Share Market Value of the Common Stock on such record date less the then fair market value at such record date of the portion of such assets or evidence of indebtedness so distributed applicable to one outstanding share of Common Stock as determined by the Board of Directors in good faith; provided, however, that in the event of a distribution exceeding ten percent (10%) of the net assets of the Company, such fair market value shall be determined by a nationally recognized or major regional investment banking firm or firm of independent certified public accountants of recognized standing (which may be the firm that regularly examines the financial statements of the Company) (an "Appraiser") selected in good faith by the holders of a majority in interest of the shares of Preferred Stock then outstanding; and provided, further, that the Company, after receipt of the determination by such Appraiser shall have the right to select an additional Appraiser, in good faith, in which case the fair market value shall be equal to the average of the determinations by each such Appraiser. In either case the adjustments shall be described in a statement provided to the holders of Preferred Stock of the portion of assets or evidences of indebtedness so distributed or such subscription rights applicable to one share of Common Stock. Such adjustment shall be made whenever any such distribution is made and shall become effective immediately after the record date mentioned above.

               (v) All calculations under this Section 5 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be.
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               (vi) Whenever the Initial Conversion Price is adjusted pursuant to Section 5(c)(ii),(iii) or (iv), the Company shall promptly mail to each holder of Preferred Stock, a notice setting forth the Initial Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

               (vii) In case of any reclassification of the Common Stock, any consolidation or merger of the Company with or into another person pursuant to which the Company will not be the surviving entity, the sale or transfer of all or substantially all of the assets of the Company or any compulsory share exchange pursuant to which the Common Stock is converted into other securities, cash or property, the holders of the Preferred Stock then outstanding shall have the right thereafter to, at their option, convert all or any part of such shares only into the shares of stock and other securities, cash and property receivable upon or deemed to be held by holders of Common Stock following such reclassification, consolidation, merger, sale, transfer or share exchange, and the holders of the Preferred Stock shall be entitled upon such event to receive such amount of securities, cash or property as the shares of the Common Stock of the Company into which such shares of Preferred Stock could have been converted immediately prior to such reclassification, consolidation, merger, sale, transfer or share exchange would have been entitled. The terms of any such consolidation, merger, sale, transfer or share exchange shall include such terms so as to continue to give to the holder of Preferred Stock the right to receive the securities, cash or property set forth in this Section 5(c)(vii) upon any conversion following such consolidation, merger, sale, transfer or share exchange. This provision shall similarly apply to successive reclassifications, consolidations, mergers, sales, transfers or share exchanges.

               (viii)   If:

                         A. the Company shall declare a dividend (or any other distribution) on its Common Stock; or

                         B.    the Company shall declare a special
                               nonrecurring cash dividend on or a
                               redemption of its Common Stock; or

                         C. the Company shall authorize the granting to all holders of the Common Stock rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights; or

                         D. the approval of any stockholders of the Company shall be required in connection with any reclassification of the Common Stock of the Company, any consolidation or merger to which the Company is a party, any sale or transfer of all or substantially all of the assets of the Company, of any compulsory share of exchange whereby the Common Stock is converted into other securities, cash or property; or

                         E. the Company shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company;

then the Company shall cause to be filed at each office or agency maintained for the purpose of conversion of Preferred Stock, and shall cause to be mailed to the holders of Preferred Stock at their last addresses as they shall appear upon the stock books of the Company, at least 30 calendar days prior to the applicable record or effective date hereinafter specified but in any event only after public announcement of the event or circumstance giving rise to the notice, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange. Holders are entitled to convert shares of Preferred Stock during the 30-day period commencing the date of such notice to the effective date of the event triggering such notice.

         G. The Company covenants that it will at all times reserve and keep available out of its authorized and unissued Common Stock solely for the purpose of issuance upon conversion of Preferred Stock and payment of dividends on Preferred Stock, each as herein provided, free from preemptive rights or any other actual contingent purchase rights of persons other than the holders of Preferred Stock, such number of shares of Common Stock as shall be required to be reserved in the aggregate under the provisions of any Purchase Agreement executed by the Company in connection with the issue of Preferred Stock. The Company covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly and validly authorized, issued and fully paid, nonassessable and freely tradeable.

         H. Upon a conversion hereunder the Company shall not be required to issue stock certificates representing fractions of shares of Common Stock, but may if otherwise permitted, make a cash payment in respect of any final fraction of a share based on the Per Share Market Value at such time. If the Company elects not, or is unable, to make such a cash payment, the holder of a share of Preferred Stock shall be entitled to receive, in lieu of the final fraction of a share, one whole share of Common Stock.

         I. The issuance of certificates for shares of Common Stock on conversion of Preferred Stock shall be made without charge to the holders thereof for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificate, provided that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the holder of such shares of Preferred Stock so converted and the Company shall not be required to issue or deliver such certificates unless or until the person or persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.

         J. Shares of Preferred Stock converted into Common Stock shall be canceled and shall have the status of authorized but unissued shares of undesignated stock.

         K. Any and all notices or other communications or deliveries to be provided by the holders of the Preferred Stock hereunder, including, without limitation, any Conversion Notice, shall be in writing and delivered personally, by facsimile, sent by a nationally recognized overnight courier service or sent by certified or registered mail, postage prepaid, addressed to the attention of the Chief Financial Officer of the Company at the facsimile telephone number or address of the principal place of business of the Company as set forth in the Purchase Agreement. Any and all notices or other communications or deliveries to be provided by the Company hereunder shall be in writing and delivered personally, by facsimile, sent by a nationally recognized overnight courier service or sent by certified or registered mail, postage prepaid, addressed to each holder of Preferred Stock at the facsimile telephone number or address of such holder appearing on the books of the Company, or if no such facsimile telephone number or address appears, at the principal place of business of the holder. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section prior to 5:30 p.m. (Eastern Time),
(ii) the date after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section later than 5:30 p.m. (Eastern Time) on any date and earlier than 11:59 p.m. (Eastern Time) on such date, (iii) four days after deposit in the United States mails, (iv) the Business Day following the date of mailing, if sent by nationally recognized overnight courier service, or (v) upon actual receipt by the party to whom such notice is required to be given.

         L. Any right or power of the Holders may be waived with respect to any transaction by an instrument in writing signed by the Holders of not less than two-thirds (2/3) of the then-outstanding shares of Preferred Stock (excluding any shares then held by the Company or any subsidiary of the Company), provided that such waiver applies equally to all Holders.

         Section 1. REDEMPTIONS.

         M. The Company shall have the right, exercisable at any time upon 30 Trading Days notice to the holders of the Preferred Stock given at any time on or after the third anniversary after the Original Issue Date, to redeem, from funds legally available therefor at the time of such redemption, all or any portion of the shares of Preferred Stock which have not previously been converted or redeemed, at a price per share equal to the product of (i) the average Per Share Market Value for the ten (10) Trading Days immediately preceding (1) the date of the redemption notice referenced above or (2) the date of payment in full by the Company of the redemption price hereunder, whichever is greater, and (ii) the Conversion Ratio calculated as if the Conversion Date (for purposes of determining the Conversion Price) were (1) the date of such redemption notice or (2) the date of payment by the Company of such redemption price, whichever date yields a lower Conversion Price denominator for the determination of the Conversion Ratio. The entire redemption price shall be paid in cash. Holders of Preferred Stock may convert any shares of Preferred Stock, including shares subject to a redemption notice given under this Section, during the period from the date of such redemption notice through the 30th Trading Day thereafter.

         N. The Company shall have the right, exercisable at any time upon 30 Trading Days notice to the Purchaser, given at any time after the Company has announced publicly a merger or consolidation in which the Company will not be the surviving entity, to redeem, from funds legally available therefor at the time of such redemption, all (but not less than all) of the then outstanding and unconverted shares of Preferred Stock. The redemption price for shares of Preferred Stock to be redeemed pursuant to this Section will be determined in accordance with Section 6(a) above and the payment of such redemption price shall be subject to the provisions of Section 6(c) below. Holders of Preferred Stock may convert any shares of Preferred Stock, including shares subject to a redemption notice given under this Section, during the period from the date of such redemption notice through the 30th Trading Day thereafter.

         O. If any portion of the redemption price under Section 6(a) or (b) shall not be paid by the Company within seven calendar days after the date due under such Sections, such redemption price shall be increased by 0.2% per day until paid (which amount shall be paid as liquidated damages and not as a penalty). In addition, if any portion of such redemption price remains unpaid for more than seven calendar days after the date due, the holder of the Preferred Stock subject to such redemption may elect, by written notice to the Company given within 45 days after the date due, to either (i) demand conversion in accordance with the formula and the time frame therefor set forth in Section 5 of all of the shares of Preferred Stock for which such redemption price, plus accrued liquidated damages thereof, has not been paid in full (the "Unpaid Redemption Shares"), in which event the Per Share Market Value for such shares shall be the lower of the Per Share Market Value calculated on the date such redemption price was originally due and the Per Share Market Value as of the holder's written demand for conversion, or (ii) invalidate ab initio such redemption, notwithstanding anything herein contained to the contrary. If the holder elects option (i) above, the Company shall within five Trading Days of its receipt of such election deliver to the holder the shares of Common Stock issuable upon conversion of the Unpaid Redemption Shares subject to such holder conversion demand and otherwise perform its obligations hereunder with respect thereto; or, if the Holder elects option (ii) above, the Company shall promptly, and in any event not later than five Trading Days from receipt of holder's notice of such election, return to the holder all of the Unpaid Redemption Shares. If, upon a holder election under option (i) above, the Company fails to deliver the shares of Common Stock issuable upon conversion of the Unpaid Redemption Shares within the time period set forth in this Section, the Company shall pay to the Holder in cash, $1,500 per day until the Company delivers such Common Stock to the holder, which amount may be applied as a reduction of any other amount then or thereafter owed by the Company to the Holder as a result of its failure to deliver.

         P. No redemption notice by the Company shall be effective unless (i) at the date of the notice, the Company has available funds sufficient to pay the full redemption price determined as if the redemption were made on the date of the notice, (ii) at all times from the date of the redemption notice to the redemption date the Underlying Securities Registration Statement is effective and the Underlying Shares are listed on the NASDAQ National Market or NASDAQ SmallCap Market and each other securities exchange or market on which the Common Stock is then listed, and (iii) the Company has not failed to issue Common Stock pursuant to any valid Holder Conversion Notice . If a notice is given pursuant to subsection (b) of this Section 6, available funds may include funds to be made available by an acquiring entity pursuant to a binding agreement with the Company.

         Q. Nothing in this Section 6 shall be construed to alter or restrict a right of any Holder to convert any share of the Preferred Stock at any time.

         Section 1. DEFINITIONS. For the purposes hereof, the following terms shall have the following meanings:

               "Business Day" means any day of the year on which commercial banks are not required or authorized to be closed in New York, New York.

               "Common Stock" means shares now or hereafter authorized of the class of Common Stock, par value $0.01 per share, of the Company and stock of any other class into which such shares may hereafter have been reclassified or changed.

               "Conversion Ratio" means, at any time, a fraction, of which the numerator is Stated Value plus accrued but unpaid dividends (including any accrued but unpaid interest thereon), and of which the denominator is the Conversion Price at such time.

               "Junior Securities" means the Common Stock and all other equity securities of the Company, except the Series A Convertible Preferred Stock, Series B Convertible Preferred Stock and Series C Convertible Preferred Stock.

               "Original Issue Date" shall mean the date of the first issuance of any shares of the Preferred Stock regardless of the number of transfers of any particular shares of Preferred Stock and regardless of the number of certificates which may be issued to evidence such Preferred Stock.

               "Per Share Market Value" means on any particular date (a) the closing bid price per share of the Common Stock on such date on the Nasdaq National Market or other stock exchange on which the Common Stock has been listed or if there is no such price on such date, then the closing bid price on such exchange on the date nearest preceding such date, or (b) if the Common Stock is not listed on the Nasdaq National Market or any stock exchange, the closing bid price for a share of Common Stock in the over-the-counter market, as reported by the Nasdaq Stock Market at the close of business on such date, or
(c) if the Common Stock is not quoted on the Nasdaq Stock Market, the closing bid price for a share of Common Stock in the over-the-counter market as reported by the National Quotation Bureau Incorporated (or similar organization or agency succeeding to its functions of reporting prices), or (d) if the Common Stock is not reported by the National Quotation Bureau Incorporated (or similar organization or agency succeeding to its functions of reporting prices), then the average of the "Pink Sheet" quotes for the relevant conversion period, as determined in good faith by the holder, or (e) if the Common Stock is not publicly traded the fair market value of a share of Common Stock as determined by an Appraiser selected in good faith by the holders of a majority in interest of the shares of the Preferred Stock; provided, however, that the Company, after receipt of the determination by such Appraiser, shall have the right to select an additional Appraiser, in which case, the fair market value shall be equal to the average of the determinations by each such Appraiser.

               "Person" means a corporation, an association, a partnership, organization, a business, an individual, a government or political subdivision thereof or a governmental agency.

               "Purchase Agreement" means the Convertible Preferred Stock Purchase Agreement, dated as of the Original Issue Date, between the Company and the original holder of the Preferred Stock.

               "Registration Rights Agreement" means the Registration Rights Agreement, dated the Original Issue Date, by and between the Company and the original holder of Preferred Stock.

               "Trading Day" means (a) a day on which the Common Stock is traded on the Nasdaq National Market or principal national securities exchange or market on which the Common Stock has been listed, or (b) if the Common Stock is not listed on the Nasdaq National Market or any stock exchange or market, a day on which the Common Stock is traded in the over-the-counter market, as reported by the OTC Bulletin Board, or (c) if the Common Stock is not quoted on the OTC Bulletin Board, a day on which the Common Stock is quoted in the over-the-counter market as reported by the National Quotation Bureau Incorporated (or any similar organization or agency succeeding its functions of reporting prices).

               "Underlying Shares" means the number of shares of Common Stock into which the Shares are convertible in accordance with the terms hereof and the Purchase Agreement.

               "Underlying Securities Registration Statement" means the registration statement filed by the Company, pursuant to the Registration Rights Agreement, covering the Underlying Shares and the Warrant Shares.

               "Warrant Shares" means the number of shares of Common Stock issuable upon the exercise in full of the Warrants.

               "Warrants" means the Common Stock purchase warrants issued by the Company to and as directed by the original holder of the Preferred Stock simultaneously with the closing of the purchase of Preferred Stock under the Purchase Agreement, pursuant to which the holders of the Warrants shall, collectively, have the right to acquire shares of Common Stock (subject to adjustment as provided therein) at the exercise price per share set forth therein.





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
                                    EXHIBIT A

                              NOTICE OF CONVERSION
                            AT THE ELECTION OF HOLDER

(To be Executed by the Registered Holder in order to Convert shares of Preferred Stock)

The undersigned hereby irrevocably elects to convert the number of shares of Series C Convertible Preferred Stock indicated below, into shares of Common Stock, par value $.01 per share (the "Common Stock"), of Cayenne Software, Inc. (the "Company") according to the conditions hereof, as of the date written below. If shares are to be issued in the name of a person other than undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as reasonably requested by the Company in accordance therewith. No fee will be charged to the holder for any conversion, except for such transfer taxes, if any.

Conversion calculations:
                            Date to Effect Conversion


                            Number of shares of Preferred Stock to be Converted


                            Number of shares of Common Stock to be Issued


                            Applicable Conversion Price


                            Signature


                            Name:


                            Address:

                                    EXHIBIT B

                             NOTICE OF CONVERSION AT
                           THE ELECTION OF THE COMPANY


The undersigned in the name and on behalf of Cayenne Software, Inc. (the "Company") hereby notifies the addressee hereof that the Company hereby elects to exercise its right to convert [ ] shares of its Series D Convertible Preferred Stock (the "Preferred Stock") held by the Holder into shares of Common Stock, par value $.01 per share (the "Common Stock") of the Company according to the terms hereof, as of the date written below. No fee will be charged to the Holder for any conversion hereunder, except for such transfer taxes, if any which may be incurred by the Company if shares are to be issued in the name of a person other than the person to whom this notice is addressed.

Conversion calculations:
                            Date to effect Conversion


                            Number of shares of Preferred Stock to be Converted


                            Number of shares of Common Stock to be Issued


                            Applicable Conversion Price


                            Name of Holder:


                            Address of Holder: